Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Coeptis Pharmaceuticals, Inc.

Wexford, Pennsylvania

We hereby consent to the use in this Form 10-K/T of Vinings Holdings, Inc. of (i) our report dated May 10, 2021, related to the financial statements of Coeptis Pharmaceuticals, Inc. as of December 31, 2020 and 2019 and for each of the years then ended and (ii) our report dated May 10, 2021, related to the financial statements of Vinings Holdings, Inc. as of December 31, 2020 and for the ten-month period then ended. Our report on the financial statements included an explanatory paragraph expressing substantial doubt regarding Coeptis Pharmaceuticals, Inc.’s ability to continue as a going concern.

/s/ Turner, Stone & Company, LLP

Certified Public Accountants

Dallas, Texas

May 10, 2021